Exhibit 99.1

X-Rite Announces New Profit Improvement Plan to Address Economic Slowdown

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--January 8, 2009--X-Rite, Incorporated (NASDAQ:XRIT) today announced that due to the slowdown in the global economy, the Company will fall short of its fourth quarter and 2008 sales estimate. The Company also announced a significant new profit improvement plan which will better align its 2009 sales expectations and cost structure.

Highlights of today’s announcement:

  Fourth quarter net sales expected in the range of $60 to $61 million and full year 2008 sales expected in the range of $261 to $262 million
  2008 adjusted EBITDA (as defined in the Company’s credit agreements) estimated in the $57 to $60 million range
  A new profit improvement plan that will deliver up to $20 million of savings in a challenging economic environment
  An estimated 2009 restructuring charge of $3.5 million
  Strong year-end cash position of approximately $47 million

“We have seen an accelerating decline in demand, particularly in the fourth quarter of 2008,” said Thomas J. Vacchiano Jr., X-Rite’s CEO. “Large accounts have increasingly delayed projects and smaller end user accounts seemed to be waiting to see what will happen in the economy. Also, we observed that reseller partners took actions to trim their inventories due to the tight credit markets.”

The Company announced it expected 2008 net sales to be in the range of $261 to $262 million, which represents a decline of approximately 7.7 percent versus 2007 on a pro forma comparable basis. 2008 adjusted EBITDA (as defined by X-Rite’s credit agreements) is estimated to be in the range of $57 to $60 million.

The new profit improvement plan is expected to deliver up to $20 million in 2009 savings, builds on actions taken in April of 2008 and includes accelerating the closure of X-Rite’s Viptronic group in Brixen, Italy announced in November 2008. Key contributors to the new profit improvement plan include:

  Narrow business focus and rationalize certain business segments
  Aggressively pursue manufacturing efficiencies, component cost reductions and distribution and logistics efficiencies
  Implement a reduction in force of approximately 90 jobs (excluding the Viptronic closure announced previously)
  Execute reduced work schedules and furloughs for selected employee groups
  Reduce third party services and discretionary spending
  Reduce executive compensation

  Suspend the Company's 2009 bonus programs and selected benefit programs

“Cost and working capital management actions taken in 2008 contributed substantially to the level of EBITDA profitability and cash flow,” said Bradley J. Freiburger, X-Rite’s interim CFO. “The additional actions we will take in our profit improvement plan for 2009, our strong cash position of approximately $47 million, and our track record of implementing cost control measures make us confident that we will be able to confront the economic climate we currently see this year.”

“Despite current economic challenges, we remain positive about X-Rite’s future,” said Vacchiano. “We have a strong market leadership position, great products and services, and the liquidity to manage through the anticipated downturn.”

The Company intends to provide more details regarding the 2008 financial results during its 2008 earnings call, scheduled for March 17, 2009.

Conference Call

The Company will conduct a live audio webcast on Thursday, January 8, 2009 at 11:00 a.m. EST. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer and Bradley J. Freiburger, the Company’s Interim Chief Financial Officer. To access this webcast, as well as all future webcasts, refer to the X-Rite corporate Web site at www.xrite.com. Select the Corporate/Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by X-Rite is “adjusted EBITDA”, which is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets. In addition to disclosing results that are determined under US GAAP, the Company also discloses non-GAAP results of operations that exclude certain expenses and charges that are directly related to the Amazys acquisition and Pantone acquisition and related integration and restructuring. Specific non-GAAP captions on the income statements include gross profit from continuing operations, operating expenses (selling and marketing, engineering, general and administrative and certain acquisition-related restructuring and integration expenses), operating income from continuing operations, net income from continuing operations and earnings per share information. The excluded expenses and charges primarily include costs and charges resulting from purchase accounting and integration and restructuring activities associated with the July, 2006 acquisition of Amazys Holding AG and the October, 2007 acquisition of Pantone.

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

CONTACT:
X-Rite, Incorporated
Brad Freiburger, Interim CFO
616 803-2143
bfreiburger@xrite.com